UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 20, 2015
ASCENT CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5251 DTC Parkway, Suite 1000
Greenwood Village, Colorado 80111
(Address of principal executive offices and zip code)
 Registrant’s telephone number, including area code: (303) 628-5600
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Michael R. Meyers’ Employment Agreement
On July 20, 2015, Ascent Capital Group, Inc. (the “Company”) and Mr. Michael R. Meyers entered into an Amendment to Employment Agreement (the “Amended Meyers Agreement”) to amend the Employment Agreement, dated September 30, 2011, between the Company and Mr. Meyers (the “2011 Meyers Agreement”). The Amended Meyers Agreement sets forth the amended terms and conditions of Mr. Meyers’ employment as Senior Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of Monitronics International, Inc., a wholly-owned operating subsidiary of the Company. The terms of the Amended Meyers Agreement are described below. The other terms and conditions of the 2011 Meyers Agreement remain in full force and effect.
Term. Under the Amended Meyers Agreement, the term of Mr. Meyers’ employment has been extended from June 15, 2016 to January 30, 2019.
Base Salary and Bonus. The Amended Meyers Agreement memorializes Mr. Meyers’ current annual base salary of $410,000, which is subject to annual review by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and his annual bonus target of 60% of base salary.
Equity Award. As part of the consideration for Mr. Meyers’ services to the Company during the term of the Amended Meyers Agreement, the Committee granted Mr. Meyers an award of 30,000 performance-based restricted stock units (the “Meyers RSUs”) with respect to shares of the Company’s Series A common stock under the Ascent Capital Group, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”). The entire award may be earned based on satisfaction, as determined by the Committee, of certain key performance indicators for the 2015 performance period. If earned after the 2015 performance period, the Meyers RSUs will vest in 20%, 30% and 50% tranches on a quarterly basis during the one-year periods beginning on January 1, 2016, 2017 and 2018, respectively. If the key performance indicators for the 2015 performance period are not satisfied, the Meyers RSUs will instead be available to be earned in one or more subsequent years subject to the applicable performance criteria established by the Committee.
Severance. Upon a termination without cause prior to a change in control (as defined in the Amended Meyers Agreement), the Amended Meyers Agreement provides for Mr. Meyers to receive severance in an amount equal to his annual base salary and target bonus. Upon a termination without cause concurrently with or following a change in control, the Amended Meyers Agreement provides for Mr. Meyers to receive severance equal to two times his annual base salary and target bonus.
Amendment to William E. Niles’ Employment Agreement
On July 20, 2015, the Company and Mr. William E. Niles, who was a named executive officer in the Company’s proxy statement relating to the 2015 annual meeting of stockholders, entered into an Amendment to Employment Agreement (the “Amended Niles Agreement”) to amend the Amended and Restated Employment Agreement, dated May 31, 2011, between the Company and Mr. Niles (the “2011 Niles Agreement”). The Amended Niles Agreement sets forth the amended terms and conditions of Mr. Niles’ employment as Executive Vice President and General Counsel of the Company. The terms of the Amended Niles Agreement are described below. The other terms and conditions of the 2011 Niles Agreement remain in full force and effect.
Term. Under the Amended Niles Agreement, the term of Mr. Niles’ employment has been extended from February 28, 2016 to March 1, 2020.
Equity Award. In consideration for Mr. Niles’ entry into the Amended Niles Agreement, the Committee granted Mr. Niles an award of 57,485 performance-based restricted stock units (the “Niles RSUs”) with respect to shares of the Company’s Series A common stock under the 2015 Plan. The entire award may be earned based on satisfaction, as determined by the Committee, of certain key performance indicators for the 2015 performance period. If earned after the 2015 performance period, the Niles RSUs will vest in 20%, 30% and 50% tranches on a quarterly basis during the one-year periods beginning on March 1, 2017, 2018 and 2019, respectively. If the key performance indicators for the 2015 performance period are not satisfied, the Niles RSUs will instead be available to be earned in one or more subsequent years subject to the applicable performance criteria established by the Committee.

Severance. Upon a termination without cause prior to a change in control (as defined in the Amended Niles Agreement), the Amended Niles Agreement provides for Mr. Niles to receive severance in an amount equal to his annual base salary and target bonus. Upon a termination without cause concurrently with or following a change in control, the Amended Niles Agreement provides for Mr. Niles to receive severance equal to two times his annual base salary and target bonus.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 24, 2015

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

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